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                                                                 EXHIBIT 10.10

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (this "Agreement") is dated as of January 1, 1999 (the "Effective Date") by and between InterPacket Group, Inc., a Delaware corporation (the "Company"), and Julie Spira, an individual ("Executive"), relating to the exclusive professional services of Executive.

         WHEREAS, the Company desires to obtain the continued professional services of Executive; and

         WHEREAS, Executive desires to continue to provide such services to the Company upon the following terms and conditions;

         NOW THEREFORE, in consideration of the mutual covenants contained herein and other valuable consideration, the parties agree as follows:

         1. TERM. The Company hereby employs Executive in the position and with the duties and responsibilities described in Paragraph 2 for the period commencing on the Effective Date and ending December 31, 2001 (the "Term"). The Term shall be extended by an additional period of one (1) year unless either party shall give written notice to the other of its intent to terminate the Agreement not less than thirty (30) days prior to the expiration of the Term. If the Term is so extended, all references to "the Term" in this Agreement shall be deemed to include such extension thereof.

         2. POSITION, DUTIES, RESPONSIBILITIES. The Company hereby agrees to employ Executive, and Executive agrees to serve, as Executive Vice President - Sales and Marketing of the Company during the Term, provided that the Company may change Executive's title during the term to another executive vice president level title relating to sales and/or marketing. Subject to the terms hereof, Executive shall serve on an exclusive and full time basis at the Company's principal place of business in Santa Monica, California or such other place as the Company may from time to time determine. Executive shall devote her best efforts and attention to the performance of her duties.

         3. COMPENSATION. Executive shall be paid the following compensation while employed by the Company pursuant to this Agreement:

                  3.1 SALARY. The Company agrees to pay or cause to be paid to Executive a base salary at the annual rate of no less than Two hundred forty thousand ($240,000) per year during the Term ("Base Salary"). Base Salary shall be paid in accordance with the Company's payroll policy as in effect from time to time. Base Salary shall be subject to increase in accordance with Attachment A, and Executive shall be paid a bonus/commission in accordance with Attachment A.



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                  3.2 BENEFITS; STOCK OPTIONS. Executive shall be entitled to medical and all other benefits made available generally to executives of the Company. Executive shall also be entitled to participate in the Company's stock option plans (the "Option Plans") as determined by the Board of Directors or any committee thereof, in its discretion.

                  3.3 TRAVEL AND OTHER EXPENSES. The Company shall reimburse Executive for reasonable and ordinary expenses relating to the performance of her duties hereunder including without limitation all travel, accommodation, meals, entertainment and other necessary business expenses. Such expenses shall be supported by reasonable documentation and shall be subject to reasonable audit by the Company.

                  3.4 VACATION. Executive shall be entitled to four (4) weeks of vacation for each calendar year during which Executive is employed by the Company. Executive shall also be entitled to all paid Company holidays. If Executive ceases to be employed during any calendar year, the total number of vacation days accruing shall be prorated based on the number of months, or portion thereof, that Executive was employed by the Company. Such vacation time shall accrue and cumulate to the extent not actually taken by Executive until Executive is entitled to eight (8) weeks of accrued vacation. Executive shall be entitled to customary flexibility in using such vacation time without strict regard to the actual accrual of vacation.

                  3.5 BONUS. The Board of Directors, or a committee thereof, may consider the payment of a cash bonus to Executive based on the Company's performance and such other incentives or bonuses as the Board of Directors, or such committee, may in its discretion determine to award.

                  3.6 INDEMNIFICATION. The Company shall indemnify Executive pursuant to a separate Indemnification Agreement, such indemnification to survive the termination of this Agreement and be effective until the expiration of all statutes of limitations applicable to any and all Proceedings (as defined in the Indemnification Agreement).

         4.       [intentionally omitted]

         5.       TERMINATION OF EMPLOYMENT; COMPENSATION DUE.

                  5.1      DEATH.

                           5.1.1    TERMINATION.  Other than the obligations
contained in Section 5.1.2 hereof, this Agreement shall terminate automatically upon the death of Executive.

                           5.1.2    COMPENSATION.  Following the death of
Executive, the Company shall pay to Executive's beneficiary or estate, as instructed by Executive in writing on file with


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the Company, or if no one has been so designated, to her estate, (i) the
Annual Salary to which Executive is entitled through the date of termination,
(ii) all accrued but unused vacation pay, and (iii) the pro rata portion of Executive's annual minimum guaranteed bonus based upon the number of expired months (calculated using the last day of the month in which her death or, with respect to Sections 5.2.2 and 5.3.1(b), the termination of her employment occurs) in the calendar year in which her death or termination occurs (the sum of (i), and (ii) and (iii) hereunder being referred to as "Accrued Compensation"). Following the death of Executive, the Company shall make any payments required under any death benefit policy, benefit plan or then existing life insurance policy maintained by the Company to the beneficiary thereof. Thereafter, the Company's obligations hereunder shall terminate.

                  5.2      DISABILITY.

                           5.2.1    TERMINATION.  Should Executive be prevented
from properly performing Executive's duties hereunder by reason of any physical or mental incapacity for a period of more than 180 days in the aggregate during any twelve (12) month period, then, to the extent permitted by law, at the Company's discretion, the Company may terminate its obligations hereunder except for (i) any Accrued Compensation through the date of such termination, and (ii) any rights Executive may have under any disability plan in which Executive is a participant.

                           5.2.2    COMPENSATION.  During any period that
Executive is disabled under this Agreement, but terminating upon any termination of this Agreement pursuant to Section 5.2.1, Executive shall continue to receive an amount equal to her Annual Salary minus any compensation received by Executive under any disability insurance policy the premiums for which have been paid by the Company. Following the termination of Executive's employment under
Section 5.2.1, the Company shall pay Executive an amount equal to her Accrued Compensation through the date on which her employment is terminated, and the Company shall have no further obligations to Executive under this Agreement.

                  5.3      BY THE COMPANY.

                           5.3.1    FOR CAUSE.  (a)  The Company may terminate,
without liability, this Agreement For Cause (as defined in this paragraph), at any time upon written notice to Executive. "Cause" is defined as (i) the breach by Executive of any material term of this Agreement, provided such breach, if capable of a cure, is not cured within thirty (30) days after Executive received written notice of such breach and demand for a cure by the Company, which notice identifies such breach with particularity, (ii) the engaging by Executive in conduct adverse to the Company or materially inconsistent with her duties and responsibilities under Section 2 above and the failure to cease such conduct and rectify any harm to the Company within thirty (30) days after written demand therefor by the Company identifying with reasonable particularity such conduct and harm or (iii) the conviction (by trial or upon a plea) of Executive of a misdemeanor involving moral turpitude or a felony.


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                  (b) In the event the Company terminates Executive For Cause, the Company shall pay Executive an amount equal to her Accrued Compensation through the date on which her employment is terminated, and the Company shall have no further obligations to Executive under this Agreement.

                           5.3.2    WITHOUT CAUSE.  If the Company terminates
Executive for any reason other than due to her death, disability (as determined pursuant to Section 5.2.1) or as a result of those reasons listed in Section
5.3.1 hereof ("Without Cause"), the Company shall (i) continue to pay Executive her Annual Salary, (ii) pay to Executive, pursuant to Section 3.5 hereof, the greater of (A) her minimum guaranteed bonus, (B) her actual bonus paid during the preceding year, and (C) the average of the actual bonuses paid during the two preceding years, and (iii) continue to provide the health and other benefits described in Sections 3.2 and 3.4 hereof (clauses (i), (ii) and (iii) hereof collectively, "Termination Without Cause Obligations"); the Termination Without Cause Obligations shall be provided for a period of time equal to the greater of
(i) the remainder of the unexpired Term calculated as if no premature termination of this Agreement had occurred, or (ii) if the Term has less than one year remaining at the time of such termination, such remaining amount of time plus twelve months. In addition, at the time of any termination Without Cause, all of Executive's outstanding options granted pursuant to any of the Option Plans shall immediately vest and the time period during which such options may be exercised shall be extended for two (2) years.

                  5.4      BY EXECUTIVE.

                           5.4.1    FOR GOOD REASON.  Executive may terminate,
without liability, this Agreement "For Good Reason" if (i) the Company breaches any material term of this Agreement, provided that, if such breach is capable of cure, such breach continues for a period of thirty (30) days after the Company receives written notice of such breach by Executive identifying such breach with particularity or (ii) if the Company assigns to Executive duties and responsibilities substantially inconsistent with the duties and responsibilities described in Section 2 of this Agreement, or (iii) upon a Change in Control (as defined below), provided that any change in Executive's title in accordance with
Section 2 shall not constitute an event giving rise to the right of Executive to terminate this Agreement For Good Reason hereunder.

                           A "Change in Control" means the happening of any of
the following: (i) when any "person", as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Act"), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange
Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities, or (ii) the occurrence of a transaction requiring shareholder approval and involving the sale of all or substantially all of the assets of the Company or the merger of the Company with or into another corporation in which (A) the Company is not the surviving corporation, or (B) the shareholders of the Company

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immediately prior to such merger are the owners of less than fifty percent
(50%) of the combined voting power of the Company and such other corporation immediately after such merger, or (iii) the election of the Board of Directors in any special or annual election or shareholders' consent where the incumbent directors immediately prior to such election or consent do not constitute a majority of the Board of Directors immediately after such election, provided that in no event shall the initial public offering of the Company's securities constitute a Change in Control for purposes of this Agreement.

                           In the event Executive terminates this Agreement For
Good Reason, the Company shall fulfill the obligations set forth in Section
5.3.2 hereof and all of Executive's outstanding options granted pursuant to any of the Option Plans shall immediately vest and the time period during which such options may be exercised shall be extended for two (2) years.

         6.       EXECUTIVE COVENANTS.

                  6.1 CONFIDENTIALITY. Executive acknowledges that in her employment hereunder she will occupy a position of trust and confidence. Executive shall not, except as may be required to perform her duties hereunder or as required by applicable law, for a period of one (1) year following the termination of this Agreement or until such information shall have become public other than by Executive's unauthorized disclosure, disclose to others or use, whether directly or indirectly, any Confidential Information regarding the Company, its subsidiaries and affiliates. "Confidential Information" shall mean information about the Company, its subsidiaries and affiliates, and their respective clients and customers and that was learned by Executive in the course of her employment by the Company, its subsidiaries and affiliates, including without limitation any proprietary knowledge, trade secrets, data, formulae, information and client and customer lists and all papers, resumes, and records (including computer records) of the documents containing such Confidential Information. Executive acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company, its subsidiaries and affiliates, and that such information gives the Company a competitive advantage. Executive agrees to deliver or return to the Company, at the Company's request at any time or upon termination or expiration of her employment or as soon thereafter as possible, (i) all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) furnished by the Company, its subsidiaries and affiliates, or prepared by Executive during the term of her employment with the Company, its subsidiaries and affiliates, and (ii) all notebooks and other data relating to research or experiments or other work conducted by Executive in the scope of her employment.

                  6.2 NON-COMPETITION. During the Term, Executive shall not, directly or indirectly, without the prior written consent of the Company, provide consultative services or otherwise provide services to (whether as an employee or a consultant, with or without pay), own, manage, operate, join, control, participate in, or be connected with (as a stockholder, partner or otherwise), any business, individual, partner, firm, corporation, or other entity that

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is then a competitor of the Company, its subsidiaries or affiliates (each such competitor a "Competitor of the Company"); provided that nothing herein shall prevent Executive from the beneficial ownership of up to 5% of the publicly traded securities of any person who may be deemed to be a Competitor of the Company, and provided, further, that if the Company terminates the Employee's employment hereunder Without Cause or the Employee terminates her employment For Good Reason prior to the expiration of the term of this Agreement, the provisions of this Section 6.2 shall not apply from and after the date of such termination of employment.

                  6.3 NON-SOLICITATION OF CUSTOMERS AND SUPPLIERS. During the Term and for a period of [six (6) months] thereafter, Executive shall not, directly or indirectly, influence or attempt to influence customers or suppliers of the Company, or any of its subsidiaries or affiliates, or to divert their business to any Competitor of the Company, provided that if the Company terminates Executive's employment hereunder Without Cause or Executive terminates her employment For Good Reason prior to the expiration of the term of this Agreement, the provisions of this Section 6.3 shall not apply from and after the date of such termination of employment.

                  6.4 NON-SOLICITATION OF EMPLOYEES. Executive recognizes that she possesses and will possess confidential information about other employees of the Company, its subsidiaries and affiliates, relating to their education, experience, skills, abilities, compensation and benefits, and interpersonal relationships with customers of the Company, its subsidiaries and affiliates. Executive recognizes that the information she possesses and will possess about these other employees is not generally known, is of substantial value to the Company, it subsidiaries and affiliates in developing their business and in securing and retaining customers, and has been and will be acquired by him because of her business position with the Company, its subsidiaries and affiliates. Executive agrees that, during the term of this Agreement and for a period of [six (6) months] thereafter, she will not, directly or indirectly, solicit or recruit any employee of the Company, its subsidiaries and affiliates for the purpose of being employed by him or by any Competitor of the Company on whose behalf she is acting as an agent, representative or employee and that she will not convey any such Confidential Information or trade secrets about other employees of the Company, its subsidiaries and affiliates to any other person, provided that it the Company terminates Executive's employment hereunder Without Cause or Executive terminates her employment For Good Reason prior to expiration of the term of this Agreement, the provisions of this Section 6.4 shall not apply from and after the date of such termination of employment.

                  6.5 INJUNCTIVE RELIEF. It is expressly agreed that the Company will or would suffer irreparable injury if Executive were to disclose Confidential Information, compete with the Company or solicit customers, suppliers or employees of the Company in violation of this Section 6, that money damages would be insufficient to compensate the Company and that the Company would by reason of such competition or disclosure be entitled to injunctive relief in a court of appropriate jurisdiction.

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                  6.6 SURVIVAL OF PROVISIONS. Except as expressly provided
otherwise herein, the obligations contained in this Section 6 shall survive the termination or expiration of Executive's employment with the Company and shall be fully enforceable thereafter. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 6 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

         7. SUCCESSORS AND ASSIGNS. This Agreement may not be assigned without the written consent of the non-assigning party, provided that Executive's rights to payments hereunder shall, upon her death, inure to the benefit of Executive's personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees.

         8. NOTICES. All notices hereunder shall be in writing and shall be either served by certified or registered mail, air courier, by hand, or by facsimile, in each case with charges prepaid. Notices shall be deemed effective when mailed, hand delivered, or faxed. Notices to Executive shall be given at the address set forth in the records of the Company for Executive, with a copy to Michael Leventhal, c/o Wolf, Rifkin & Shapiro, 11400 West Olympic Blvd., Ninth Floor, Los Angeles, CA 90064. Notices to the Company shall be addressed to its principal place of business, currently 1901 Main Street, Blvd., Second Floor, Santa Monica, California 90405, Fax No. (310) 382-3310, Attn: General Counsel, with a copy to Timothy F. Sylvester, Esq., Riordan & McKinzie, 300 South Grand Avenue, 29th Floor, Los Angeles, CA 90071, Fax No. (213) 229-8550. This notice provision may be changed with respect to any party by such party notifying the other of such change in accordance with the provisions of this Section.

         9. PLACE OF PERFORMANCE. Executive agrees to render her services away from the Company's principal place of business from time to time in the ordinary course of business, as the proper performance of her duties may require.

         10. EQUITABLE REMEDIES. Executive and the Company agree that the services to be rendered by Executive pursuant to this Agreement are of a special, unique and extraordinary character which gives them a peculiar value, the loss of which may not be reasonably or adequately compensated in damages in any action at law, and that a breach by Executive of any of the terms of this Agreement may cause the Company great and irreparable injury and damage. Executive expressly agrees that the Company may apply for the remedies of injunction, specific performance and other equitable relief to prevent a breach of this Agreement by Executive. This provision shall not, however, be construed as a waiver of any of the rights which the Company may have hereunder, at law, for damages, or otherwise.

         11. COMPLETE AGREEMENT. In entering into this Agreement, neither party has relied upon any representation, warranty, assurance or statement of intention not expressly set forth herein.

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         12. SEVERABILITY. If any provision of this Agreement is declared invalid, illegal or incapable of being enforced by any court of competent jurisdiction, all of the remaining provisions of this Agreement shall nevertheless continue in full force and effect.

         13. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to agreements made and to be performed in California. Only California courts (state and federal) shall have jurisdiction of any action, suit or proceeding brought regarding this Agreement.

         14. MODIFICATION AND WAIVER. No provision of this Agreement may be modified, waived, or discharged unless agreed to in writing by both parties hereto. The failure of a party to insist upon strict adherence to any term, condition or other provision of this Agreement shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term, condition or other provision of this Agreement.

         15. ATTORNEY FEES. In the event of any action, suit, or proceeding arising from or based on this Agreement brought by either party hereto against the other, the prevailing party shall be entitled to recover from the other its reasonable, attorneys' fees and disbursements in connection therewith in addition to the costs of such action, suit or proceeding.

         16. HEADINGS. The headings in this Agreement are solely for the convenience of reference and shall not affect its interpretation.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

         INTERPACKET GROUP, INC.                     JULIE SPIRA


         /s/ Jon Gans                                /s/ JULIE SPIRA
         -------------------                         -------------------
         Name: Jon. Gans                             Julie Spira
         Title: CEO


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                                  ATTACHMENT A

                         Base Salary and Commission Plan

The following is the commission/bonus plan for 1999-2001.

1999 Base Salary       $240,000/year
Commission/Bonus:      $20,000 will be paid for $5 million in bandwidth sales
                       $40,000 will be paid for $7.5 million in bandwidth sales
                       $60,000 will be paid for $10 million in bandwidth sales

2000 Base Salary       $270,000/year
Commission/Bonus:      $25,000 based upon a mutually agreeable goal
                       $50,000 based upon a mutually agreeable goal
                       $75,000 based upon a mutually agreeable goal

2001 Base Salary       $300,000/year
Commission/Bonus:      $30,000 based upon a mutually agreeable goal
                       $60,000 based upon a mutually agreeable goal
                       $90,000 based upon a mutually agreeable goal


Commissions/bonuses will be paid at the time of achievement.